Exhibit 1.5

STATEMENT OF DESIGNATIONS OF GLOBAL SHIP LEASE, INC. Reg. No. 28891

Pursuant to Section 35(5) of the Business Corporations Act

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was

FILED ON

NON RESIDENT

November 12, 2018

/s/ Christine Kahler Christine Kahler Deputy Registrar

CERTIFICATE OF DESIGNATION

SERIES C PERPETUAL PREFERRED SHARES

pursuant to § 35 of the Marshall Islands Business Corporations Act, Classes and series of shares

The undersigned, Mr. Ian Webber, does hereby certify:

1. That he is the duly elected and acting Chief Executive Officer of Global Ship Lease, Inc., a Marshall Islands corporation (the “Corporation”).

2. That the Corporation’s Board of Directors, at a special meeting held on October 25, 2018, adopted the following resolution creating a series of Preferred Shares (this and other capitalized terms shall have the same meaning as in the Articles of Incorporation, unless defined in Section 9 hereof or as otherwise specified in this Certificate of Designation or unless the context otherwise requires) of the Corporation designated as “Series C Perpetual Preferred Shares.”

RESOLVED, a series of Preferred Shares, par value US$0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1 Designation.

The Board of Directors of the Corporation hereby designates and creates a series of Preferred Shares to be designated as “Series C Perpetual Preferred Shares,” and fixes the preferences, rights, powers and duties of the holders of the Series C Perpetual Preferred Shares as set forth in this Certificate of Designation. Each share of Series C Perpetual Preferred Shares shall be identical in all respects to every other share of Series C Perpetual Preferred Shares.

Section 2 Shares.

The authorized number of Series C Perpetual Preferred Shares shall be 250,000 shares. The Corporation shall be required to issue fractions of Series C Perpetual Preferred Shares and shall not (i) arrange for the disposition of fractional interests, (ii) pay in cash the fair value of fractions of Series C Perpetual Preferred Shares or (iii) issue scrip or warrants therefor; provided that the Corporation shall not be required to issue fractional Series C Perpetual Preferred Shares in increments less than 0.000001 Series C Perpetual Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Perpetual Preferred Shares), and any fraction of a Series C Perpetual Preferred Share less than 0.000001 Series C Perpetual Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Perpetual Preferred Shares) shall result in the Corporation paying to the holder of such fraction of a Series C Perpetual Preferred Share the fair value of such fraction of a Series C Perpetual Preferred Share, such fair value to be determined in good faith by the Board of Directors.

Series C Perpetual Preferred Shares that are repurchased or otherwise acquired by the Corporation shall be cancelled and shall revert to the status of authorized but unissued Preferred Shares of the Corporation, undesignated as to series.

Section 3 Dividends.

If the Board of Directors shall declare a dividend or other distribution upon the then-outstanding Class A Common Shares, then the holders of Series C Perpetual Preferred Shares shall be entitled to receive the amount of dividends as would be payable in respect of the number of Class A Common Shares into which such Series C Perpetual Preferred Shares would be convertible (ignoring all conditions precedent to conversion in Section 6) at such time, such amount to be determined as of the record date for determination of holders of Class A Common Shares entitled to receive such dividend or distribution or, if no such record date is established, as of the date of such dividend or distribution.

Section 4 Liquidation Rights.

Upon the occurrence of any Liquidation Event, the holders of Series C Perpetual Preferred Shares shall be entitled to receive out of the assets of the Corporation or proceeds thereof legally available for distribution to shareholders of the Corporation, (i) after satisfaction of all liabilities, if any, to creditors of the Corporation, (ii) after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any other class or series of Preferred Shares of the Corporation then outstanding in respect of such Liquidation Event, and (iii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of Class A Common Shares then outstanding in respect of such Liquidation Event, a liquidating distribution in an amount equal to the amount payable in respect of the number of Class A Common Shares into which such Series C Perpetual Preferred Shares would be convertible (ignoring all conditions precedent to conversion in Section 6) at such time, such amount to be determined as of the record date for determination of holders of Class A Common Shares entitled to receive such distribution or, if no such record date is established, as of the date of such distribution.

Section 5 Voting Rights.

The holders of Series Perpetual Preferred Shares shall have the following voting rights:

Each Series C Perpetual Preferred Share shall entitle the holder thereof to 310 votes (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Shares) on all matters submitted to a vote of shareholders. Except as otherwise provided herein or required by law, the Series C Perpetual Preferred Shares shall vote together with the Common Shares as one class in the election of directors of the Company and on all other matters submitted to a vote of the shareholders.

However, as long as any Series C Perpetual Preferred Shares are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding Series C Perpetual Preferred Shares, (a) alter or change adversely the powers, preferences or rights given to the Series C Perpetual Preferred Shares or alter or amend this Certificate of Designation, (b) amend its Articles of Incorporation or other charter documents in any manner that adversely affects the powers, preferences or rights of the Series C Perpetual Preferred Shares, (c) increase the number of authorized Series C Perpetual Preferred Shares, or (d) enter into any agreement with respect to any of the foregoing.

Except as otherwise provided herein or required by law, holders of Series C Perpetual Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Class A Common Shares as set forth herein) for taking any corporate action.

Section 6 Conversion.

Upon a transfer of any Series C Perpetual Preferred Shares to any Person which is not an Affiliate of the initial holder thereof, such Series C Perpetual Preferred Shares shall automatically convert into a number of Class A Common Shares equal to the number of Series C Perpetual Preferred Shares transferred to such Person multiplied by 414.566 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Shares), with any resulting fraction of a Class A Common Share rounded down to the nearest whole Class A Common Share.

On the date when the Corporation’s 9.875% First Priority Secured Notes due 2022 are no longer outstanding, the Series C Perpetual Preferred Shares held by each holder shall be convertible at the option of such holder into a number of Class A Common Shares equal to the number of Series C Perpetual Preferred Shares held by such holder multiplied by 414.566 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Shares), with any resulting fraction of a Class A Common Share rounded to the nearest whole Class A Common Share (with 0.5 being rounded up).

The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Class A Common Shares for the sole purpose of issuance upon conversion of the Series C Perpetual Preferred Shares, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of the Series C Perpetual Preferred Shares, not less than such aggregate number of Class A Common Shares as shall be issuable (taking into account any adjustments as provided herein) upon the conversion of all outstanding Series C Perpetual Preferred Shares. The Corporation covenants that all Class A Common Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

Upon conversion as set forth in this Section 6: (i) the Series C Perpetual Preferred Shares being converted shall be deemed converted into Class A Common Shares at 5:00 p.m. New York City time and (ii) the holder’s rights as a holder of such Series C Perpetual Preferred Shares shall cease and terminate, excepting only the right to receive certificates for or electronic delivery of such Class A Common Shares and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series C Perpetual Preferred Shares. Prior to conversion pursuant to this Section 6, the holders of Series C Perpetual Preferred Shares shall have no rights as a holder of Class A Common Shares and shall have the rights, preferences and privileges set forth herein.

Section 7 Maturity; Redemption.

The Series C Perpetual Preferred Shares shall be perpetual and shall not be subject to mandatory redemption, sinking fund or other similar provisions.

Section 8 Fundamental Transaction.

If, at any time while any Series C Perpetual Preferred Shares are outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions, effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Class A Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Shares, (iv) the Corporation, directly or indirectly, in one or more related transactions, effects any reclassification, reorganization or recapitalization of the Class A Common Shares or any compulsory share exchange pursuant to which the Class A Common Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions, consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding Class A Common Shares (not including any Class A Common Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then (x) immediately prior to the occurrence of such Fundamental Transaction, the Series C Perpetual Preferred Shares held by each holder shall be convertible at the option of such holder into a number of Class A Common Shares equal to the number of Series C Perpetual Preferred Shares held by such holder multiplied by 414.566 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Shares), with any resulting fraction of a Class A Common Share rounded to the nearest whole Class A Common Share (with 0.5 being rounded up), and (y) each holder thereof shall receive as a result of such Fundamental Transaction, for each Class A Common Share issued upon such conversion, the number of shares of common stock (as applicable) of the successor or acquiring entity or the number of other securities (equity or debt) or amount of cash, property or other consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of one Class A Common Share.

If holders of Class A Common Shares are entitled to elect the proportion of securities, cash, property or other consideration to be received in a Fundamental Transaction, then each holder of Series C Perpetual Preferred Shares shall be given the same choice as to the proportion of securities, cash, property or other consideration as a holder of the number of Class A Common Shares for which such holder’s Series C Perpetual Preferred Shares are convertible immediately prior to such Fundamental Transaction is given. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation in respect of a new series of preferred shares of the successor or acquiring entity, or the Corporation, if it is the surviving entity, (i) setting forth the same rights, preferences, privileges and other terms in respect of such new series of preferred shares as the rights, preferences, privileges and other terms contained in this Certificate of Designation in respect of the Series C Perpetual Preferred Shares, including, without limitation, the provisions contained in this Section 8, and (ii) evidencing, among other things, the holders’ right to convert each share of such new series of preferred shares into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the surviving entity (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 8 pursuant to written agreements in form and substance reasonably satisfactory to the holders of a majority of the Series C Perpetual Preferred Shares and approved by the holders of a majority of the Series C Perpetual Preferred Shares prior to such Fundamental Transaction and shall, at the option of a holder of Series C Perpetual Preferred Shares, deliver to such holder in exchange for such holder’s Series C Perpetual Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Series C Perpetual Preferred Shares which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the number of Class A Common Shares acquirable and receivable upon conversion of the Series C Perpetual Preferred Shares immediately prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the Class A Common Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Series C Perpetual Preferred Shares immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the holder(s) thereof. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of, the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

Section 9 Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question, or any other Person that is managed or governed by the same management company or investment adviser. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Corporation, as they may be amended from time to time in a manner consistent with this Certificate of Designation, and shall include this Certificate of Designation.

“BCA” means the Business Corporations Act of the Republic of the Marshall Islands.

“Board of Directors” means the board of directors of the Corporation or, to the extent permitted by the Articles of Incorporation and the BCA, any authorized committee thereof.

“Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

“Certificate of Designation” means this Certificate of Designation relating to the Series C Perpetual Preferred Shares, as it may be amended from time to time in a manner consistent with this Certificate of Designation, the Articles of Incorporation, the Bylaws and the BCA.

“Class A Common Shares” means the Class A Common Shares of the Corporation, par value US$0.01 per share.

“Common Shares” means the Class A Common Shares and any other outstanding class of common shares of the Corporation.

“Liquidation Event” means the occurrence of a liquidation, dissolution, winding up of the affairs of the Corporation, whether voluntary or involuntary. Neither the sale of all or substantially all of the property or business of the Corporation nor the consolidation or merger of the Corporation with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

Section 9 Notices.

All notices or communications in respect of the Series C Perpetual Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Articles of Incorporation, the Bylaws or by applicable law.

I further declare under penalty of perjury that the matters set forth in this Certificate of Designation are true and correct of my own knowledge.

Executed in London. England on November 12, 2018.

/s/ Ian Webber
Name: Ian Webber
Title: Chief Executive Officer

[Signature Page to the Certificate of Designation]